Exhibit 4.40

Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd.
2025 Procurement Agreement

February 28, 2025

Procurement Agreement

Supplier: Zhejiang Jiuxin Medicine Co., Ltd.

Legal representative: Wang Lufen

Warehouse address: [***]

Buyer: Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd.

Legal representative: Qi Li

Company address: [***]

WHEREAS

The Supplier is an enterprise engaged in the wholesale of pharmaceutical goods. The Supplier is willing to sell pharmaceutical products to the Buyer, and the Buyer is willing to purchase pharmaceutical products from the Supplier. In accordance with the Contract Law of the People’s Republic of China and relevant laws and regulations, both parties have conducted thorough negotiations on all the terms of this Agreement on the basis of equality, voluntariness and mutual benefit, and have reached the following consensus, which shall be jointly observed and implemented.

Article 1 Supply of goods

1. The categories and quantities of goods supplied by the Supplier to the Buyer shall be determined by the delivery note signed and sealed by both the Supplier and the Buyer.

2. When the Supplier launches new products, the Supplier shall at its earliest convenience recommend such products to the Buyer to jointly create business opportunities. If the Buyer decides to undertake such products, the relevant procedures for new products entering the market will be handled in accordance with the Buyer’s new product entry process.

3. The Supplier shall be a legally established and authorized enterprise engaged in the production or wholesale of pharmaceuticals, medical devices, nutritional food, food and other products. If the Supplier supplies pharmaceutical-related products to the Buyer, the Supplier shall be a legally established and authorized enterprise engaged in the production or wholesale of pharmaceuticals. If the Supplier is an enterprise engaged in the production of pharmaceuticals, it shall only sell pharmaceuticals produced by itself to the Buyer and shall not sell pharmaceuticals produced under commission or by other enterprises.

4. The Supplier shall be legally qualified and authorized to sell the goods it supplies, and it shall not supply goods to the Buyer that are beyond the scope of its legally qualified and authorized business.

5. With regard to any new product recommended by the Supplier to the Buyer, there shall be a trial sale by the Buyer for a period of three months. During the trial sale, if the sales of a single new product do not exceed RMB 10,000 within three months, the Buyer has the right to clear the stock.

Article 2 Quality and safety of goods

1. The quality of goods supplied by the Supplier shall comply with relevant national standards and quality requirements. Non-pharmaceutical products shall comply with their respective national and industry standards.

2. The quality of imported goods supplied by the Supplier shall conform to the import quality standards set by the National Medical Products Administration and relevant national authorities.

3. The Supplier shall be fully responsible for the quality of the goods within the validity period of the quality indicated by the Supplier.

4. The Supplier shall provide the following information to the Buyer and guarantee that all the information and documents it provided are true, legal and valid:

(1) a copy of the business license with the Supplier’s seal;

(2) The Drug Production License or Drug Trading License with the Supplier’s seal;

(3) a copy of the approval document for the goods sold with the Supplier’s seal;

(4) The Supplier shall, in accordance with the production batch of the products, provide the factory inspection report and product conformity certificate of pharmaceuticals, medical devices, nutritional food, food and other products, or a copy of the factory inspection report and product conformity certificate signed and sealed by the Supplier;

(5) The Chinese herbal decoction pieces provided by the Supplier must have a mark of conformity and indicate the date of production, batch number, specification, origin and manufacturer.

(6) The Supplier shall provide the Buyer with sales certificates indicating the name of the supplier, the product name, the manufacturer, the batch number, the quantity and the price.

(9) While supplying the commodities to the Buyer, the Supplier shall submit the certificate of conformity or quality guarantee of the products supplied.

(10) When the Supplier dispatches sales personnel to sell pharmaceuticals, medical devices, nutritional food, food and other products, in addition to the materials specified in the preceding paragraphs of this Article, they shall also provide a corporate authorization letter by its legal representative bearing the company’s official seal and a copy of the salesperson’s ID card. The authorization letter must specify the authorized product categories, geographical scope, and validity period, include the salesperson’s ID number, and bear both the company’s official seal and the legal representative’s seal (or signature). Such sales personnel shall present the original authorization letter and their own ID card for verification by the Buyer.

(11) A copy of the commodity inspection report shall be provided for each delivery to the Buyer’s logistics acceptance personnel. The initial supplier qualification documents shall be updated annually and submitted to the Buyer’s quality control department.

5. If the Supplier finds any quality problem with the goods provided, it shall notify the Buyer to remove the goods from shelves within 12 hours and wait for processing.

6. The Buyer shall have the right to independently commission or jointly with the Supplier commission relevant departments to inspect the goods provided by the Supplier, and the Supplier shall bear the relevant inspection costs. If quality issues in the goods supplied by the Supplier are identified that result in penalties imposed by relevant authorities on the Buyer, the Supplier shall be liable for all expenses and losses incurred by the Buyer in handling such matters, including but not limited to fines paid by the Buyer and confiscated losses.

7. If it is confirmed that the goods supplied by the Supplier have quality problems caused by the issues set forth in the above quality clauses in multiple batches, the Supplier shall bear the relevant legal liabilities according to relevant national regulations.

8. If the Supplier fails to inform the Buyer of the quality problem that the Supplier should inform, or if the quality problem of the goods provided by the Supplier causes the Buyer’s reputation harm, the Supplier shall compensate the buyer for the relevant loss.

9. When the Supplier supplies the goods to the Buyer, both parties may agree on the specific quality standards of the goods in the order. If there is no agreement, the quality standards shall be governed by the provisions of this Agreement.

10. Other commodities shall be governed by the above pharmaceutical quality terms.

Article 3 Price of goods

1. Price of goods refers to the purchase price of the Buyer that is confirmed by both parties through negotiation, which is specified in the Goods Confirmation Form. Please refer to the attached schedule for details. If the attached schedule does not have sufficient space, please attach another “Goods Confirmation Form”. If there is any need for change in the information of goods, the Supplier shall submit “Goods Information Change Notice” and the Supplier’s “Goods Information Change Letter”, as detailed in the attached schedule. Any price set by either party alone without confirmation by both parties shall be invalid.

2. The price offered by the Supplier to the Buyer shall not exceed the Supplier’s lowest wholesale price for other customers located at the same location as the Buyer and its branch offices under identical conditions. Should any violation of these provisions be discovered, it shall constitute a breach of this Agreement by the Supplier. The Supplier shall compensate the Buyer for the difference in prices of all goods purchased by the Buyer from the effective date of this Agreement until the discovery of the breach. Additionally, the Supplier shall provide the Buyer with sales loss compensation ranging from RMB 1,000 to 3,000. The Supplier agrees that the Buyer may directly deduct the aforementioned compensation and damages from the payment for goods.

3. Once the price is agreed, the Supplier shall not raise the price again within 12 months from the date of the first transaction, and the price renegotiated and agreed each time shall not be raised within 12 months.

4. If the Supplier needs to adjust prices or modify product specifications, they must submit a written “Goods Information Change Letter” and “Goods Information Change Notice” to the Buyer’s purchasing department at least 30 days in advance. Both parties shall negotiate new pricing terms. Until both parties confirm the revised price, all orders placed by the Buyer shall be calculated based on the original price while ensuring continued supply of goods. For price reductions, the Supplier must notify the Buyer’s purchasing department in writing immediately and compensate for the price difference for the relevant inventory of the Buyer resulting from the price adjustment. The Supplier shall bear full responsibility for any losses incurred to the Buyer due to the Supplier’s non-compliance with this Article.

5. Both parties agree that in accordance with the changes in the market for goods, the Buyer will conduct regular market price investigation of goods and renegotiate prices with the Supplier. The price adjustment shall be made on the basis of negotiation and confirmation between both parties to ensure that the price of supplied commodities is competitive in the market.

Goods Confirmation Form (schedule I)

Product Number	Product Name	Specifications	Manufacturer	Retail	Bid Award Price	Supply Price	Gross Profit Rate

Supplier confirmation: __________________________________ Buyer Confirmation: _________________
Remarks:

Goods Information Change Notice (Schedule II)

Product Number	Product Name	Specifications	Manufacturer	Retail Price	Supply Price	Changes	Reasons for Change

Supplier confirmation: __________________________________ Buyer Confirmation:_________________

Article 4 Labeling of commodity packaging boxes

I. Packaging

(1) The packing of the goods supplied by the Supplier to the Buyer shall be in accordance with the general methods prescribed by the national standard. Where no such method has been adopted, adequate packaging methods shall be adopted to protect the goods and ensure their safe and sanitary delivery to the Buyer.

(2) The drug packaging provided by the Supplier shall comply with the relevant national regulations and storage and transportation requirements, and a whole package of pharmaceuticals shall be accompanied by a certificate of conformity. The Supplier shall bear all responsibilities for the quality problems such as pharmaceutical damage, pollution and deterioration caused during transportation.

(3) Both parties may specify the packaging standards of specific goods in the order, and the Buyer may require the goods to be labeled with the product number, bar code and label. The Buyer may reject the goods without a bar code, and the loss caused thereby shall be borne by the Supplier.

(4) The Supplier warrants that all packaging materials (including inner and outer packaging) provided shall remain in good condition. Should the Supplier modify the original packaging or adjust the dimensions of the packaging, the Supplier shall notify Buyer’s purchasing department in writing at least seven days in advance. Failure to comply with such modifications will entitle the Buyer to reject goods whose packaging, dimensions, or specifications differ from the ordered items. Any resulting losses incurred by the Buyer shall be borne by the Supplier.

(5) The packaging cost of the goods shall be borne by the supplier.

II. Identification and information

(1) The labeling of the Supplier’s commodity packaging shall comply with the provisions of national laws and regulations, and must have clear labeling for the origin, raw materials, uses, usage methods, warning words, shelf life, production period and preservation conditions.

(2) The Supplier guarantees the accuracy of all product information for products sold to the Buyer, including product name, specifications, item number, origin, unit of measurement, unit specifications (box specifications), tax rate, shelf life, expiration date, and other required information. The Supplier must also ensure the accuracy of product packaging information. Should any of this information change, the Supplier shall notify the Buyer’s purchasing department in writing of the updated content at least five working days in advance. Failure to do so will result in the Supplier bearing all associated losses.

(3) The Supplier warrants the accuracy of the information provided by it, including the name, address, contact person, telephone number and fax number of the Supplier. If any of the above information is changed, the Supplier shall notify the Buyer in writing of the change five working days in advance; otherwise, the Supplier shall be liable for any losses caused thereby.

Article 5 Time limit, place and method of supply of goods

I. Duration

(1) The Supplier shall ensure that after receiving the order from the Buyer, the goods shall be delivered to the Buyer’s distribution center or designated place (except for pharmaceuticals) in strict accordance with the time period specified by the Buyer. The transportation vehicles of the Supplier for pharmaceuticals shall comply with the Good Supply Practice for Drug Management, and the transportation vehicles for devices, nutritional food and food shall comply with relevant laws and regulations.

(2) In case of shortage of any goods, the Supplier shall notify 10 days in advance the relevant purchasing personnel of the Buyer’s purchasing department in writing of the details of the goods out of stock for more than 3 days but less than 10 days.

II. Place of supply

The place of supply shall be subject to the order. If the specific place of supply is not specified in the order, the place of supply shall be determined according to Clause A below.

A. Retail stores of Hangzhou Jiuzhou Pharmacy Chain Co., LTD.

B. Designated place of Hangzhou Jiuzhou Pharmacy Chain Co., LTD. (except drugs and instruments):

III. Methodology

(1) Buyer shall place electronic purchase orders via email, QQ, or other communication channels with Supplier. If placing orders by phone, a purchase order shall be executed subsequently. All product information on Supplier delivery documents shall match the Buyer’s purchase order details. Should discrepancies arise regarding price, quantity, or amount in the purchase order, the Supplier must promptly contact the Buyer’s purchasing department personnel to resolve the issue before finalizing the delivery documents.

(2) If the Buyer changes the order and the Supplier does not raise a written objection within 24 hours after receiving the telephone or written notice of change from the Buyer, the Supplier shall be deemed to have agreed to deliver the goods according to the changed order.

(3) Unless the Buyer requires the Supplier to deliver separately, the Supplier shall deliver all the goods purchased by the Buyer at one time.

(4) The Supplier shall provide a copy of the order of the Buyer when delivering the goods, and fill in the quantity of each product to be delivered according to the delivery form specified by the Buyer.

(5) The Supplier shall bear all the costs of delivery.

Article 6 Delivery and acceptance

I. Receiving goods

(1) Upon receipt of the goods, the Buyer shall first inspect the quantity and outer packing of the goods supplied by the Supplier. The delivery documents shall be accompanied by two-part delivery note (one copy for warehouse acceptance and one copy for financial preservation). The Buyer shall conduct a comprehensive inspection within three days after the receipt of the goods. The Buyer shall use the quality inspection standards in Article 2 of this Agreement as the quality inspection standards during the inspection.

(2) The Supplier warrants that all products delivered directly to retail stores (excluding pharmaceuticals and medical devices) or distribution centers match their samples in all aspects (including design, packaging, labels, barcodes, specifications, etc.). Any changes to these specifications must be promptly communicated to the Buyer’s purchasing department. Should any product delivered to retail stores or distribution centers differ from the samples, the Buyer’s purchasing department reserves the right to reject such deliveries. The Supplier shall bear full responsibility for all losses incurred by such products already placed on the shelves.

(3) The Supplier warrants that it will not deliver goods that have exceeded their expiration date or delivery deadline (see attached schedule), nor will it send products with altered production dates to the Buyer’s retail outlets or distribution centers. Should the Buyer discover such discrepancies upon receipt, it reserves the right to reject or return the goods. The Supplier further warrants that all delivered items match the quantity specified on the delivery note. If shortages or missing items are found during delivery, the Buyer retains the right to refuse acceptance.

(4) The Supplier warrants not to deliver to the Buyer goods returned by other parties; otherwise the Buyer has the right to reject or return the goods, and the Supplier shall bear the losses caused thereby.

(5) In addition to the above circumstances, the Buyer shall have the right to reject or return the goods under the following circumstances:

1.	The quality of the goods supplied by the supplier does not conform to the state regulations;

2.	The actual goods delivered are inconsistent with those specified in the delivery documents;

3.	The Supplier fails to provide any kind of supporting documents or the supporting documents provided are inconsistent with the actual goods;

4.	There is no purchase contract or order, or the contents of the delivery documents are inconsistent with the order;

5.	The provided goods do not meet the required shelf life or expiration date of the Buyer; (The Buyer requires that goods shall have a validity period of at least three years and shall not be within two years of expiration; one year (goods with a validity period of one to three years), six months (goods with a validity period of one year or less) shall not be accepted for warehousing.) Others: ______.

6.	Other items that do not meet the requirements of the Buyer.

(6) If the goods or packaging provided by the Supplier are prone to damage or theft due to material or structural reasons, the Supplier shall compensate the loss of the Purchaser.

II. The Supplier shall deliver the goods in strict accordance with this Agreement and the order of the Buyer; otherwise it shall bear the corresponding liability for breach of this Agreement.

(1) If the product category, specification, quantity and quality do not meet the requirements, the supplier shall guarantee the return and exchange, and resolve the issue within 10 days. If the Supplier fails to resolve the issue within 10 days, the Supplier shall pay a penalty of 3% of the total value of the overdue delivery to the Buyer for each day overdue.

(2) If the Supplier over-delivers goods, the Buyer has the right to reject the excess supply, and the Supplier shall bear all resulting economic losses. If the Supplier under-delivers goods, the Supplier shall be liable for compensation if such failure causes economic losses to the Buyer. Should the Buyer still require the under-delivered portion of goods, the Supplier shall continue supplying the under-delivered quantity.

(3) The number of categories not delivered by the Supplier shall not account for 1% of the total number of categories to be delivered, otherwise the Supplier shall pay a penalty of 5% of the amount of the undelivered part.

(4) The Supplier shall pay the Buyer a deposit for dispute relating to the quality of the goods and other unexpected items in the amount of RMB _____. In the event of no quality or dispute, after six months after the termination of this Agreement, the company’s finance depart will return the deposit without any interest to the Supplier.

III. The Buyer shall not refuse to accept the goods supplied by the Supplier according to the order without reason, and shall compensate the Supplier for any economic losses so caused.

Article 7 Goods settlement statement

(I) Tax bills

1. Tax invoices (lists) of out-of-province suppliers and delivery notes shall be delivered with the goods, and the invoices shall be sent to the accounting department of the Buyer; Tax invoices (lists) of Suppliers within the province and delivery notes shall be delivered before the 10th day of the following month; and the invoices shall be sent to the accounting department of the Buyer (non-pharmaceutical suppliers shall be handled separately according to the requirement of financial department of the Buyer).

(II) Termination of contract with Supplier: payment shall be made three months after the completion of financial reconciliation of purchase, sales and inventory amount and return amount; See the “Termination of Contract” section of this text for other information.

(III) Other matters

1. Tax invoices (lists) and delivery notes shall be sent to the financial accounting of the buyer

Address: [***] (Change of this address will be notified to supplier later).

(IV) Settlement and payment methods:

1. Both parties agree on the payment method: (C, Other) Note: 3 months settlement term

A. Distribution (monthly settlement, settlement term, advance payment) B. Consignment sales (monthly settlement based upon actual sales; deferred batch settlement: third batch arrival triggers settlement of first batch); C. Others (to be specified);

2. The buyer’s payment method is (______) Remarks:

A. Wire transfer; B. Acceptance; C. Check; D. Others;

3. If there is an unresolved dispute between the parties, the Buyer has the right to temporarily withhold the payment to the Supplier until the dispute is settled.

4. Zhejiang Jiuxin Medicine Co., Ltd.. Account number and tax number:

Name [***] Tax number: [***]
Invoice address: [***]

Tel [***] Bank: [***] Bank Branch: [***] Tel: [***]
Bank account: [***]

5. Requirements on reconciliation and payment schedule for small and medium-sized suppliers

1)	Account reconciliation with consignment and small distribution suppliers shall be conducted from the 4th to 9th of each month;

2)	The deadline for collecting tax invoices is the 15th of each month. If the invoice arrives late, the payment will not be settled in the same month;

3)	The timing specified above will be postponed during holidays.

6. Payment cycle of main supplier

1)	The payment cycle for the main Supplier is adjusted from the natural month to the 25th day of each month to the 24th day of the next month;

2)	The main supplier’s account reconciliation time is from the 27th to the 3rd of each month.

The Buyer confirms that the Supplier type is: ☑main supplier ☐ small and medium-sized

7. Payment requirements: After both parties’ accounting departments reconcile and confirm the amount, no payment shall be made for any amount of less than RMB 5000 (RMB) in the current month, and the payment shall be made when the accumulated amount reaches RMB 5000 (RMB).

8. For suppliers under distribution or consignment models, monthly settlement will be processed with respect to suppliers with returned goods only if a returned-related red invoices are issued to Buyer within the same month. If red invoices for returned goods are not provided, payment will be withheld until the red invoices are received.

Article 8 Return

I. The Supplier agrees that the Buyer shall have the right to return the goods under the following circumstances:

(1) The Supplier shall guarantee to return or replace the goods with quality problems (such as leakage, swelling, perforation, deterioration, crushing, etc.) unconditionally; the goods with defects, deterioration or damage;

(2) Goods that are unsold and goods with a short shelf life arising from the operation of the Buyer;

(3) Seasonal goods approaching end of order period confirmed by both parties;

(4) The eliminated goods or the goods that the Supplier needs to replace according to the elimination standards agreed by both parties;

(5) Goods whose inner packaging bar code and production date mark are not standardized;

(6) The remaining goods in the Supplier’s inventory that remain with the Buyer after the termination of this Agreement between the two parties;

(7) Goods exceeding the Buyer’s business turnover days;

(8) Other goods returned by both parties with mutual agreement.

(9) Unconditionally return of the goods that do not conform to or violate relevant laws and regulations of the state.

(10) The Supplier agrees to replace the goods whose remaining shelf life is within 6 months for the Buyer (except for some goods with short shelf life).

(11) For returns of goods with quality, damage or expiration date problems, the Buyer shall designate express delivery to return them to the Supplier’s warehouse, and the freight costs shall be borne by the Supplier.

II. During the shelf life, the Buyer shall keep the goods under the condition that the goods meet the specified shelf life. If any quality problem is found in the goods supplied by the Supplier, the Buyer may raise a quality dispute to the Supplier, and the Supplier shall be fully responsible. Further, the Buyer’s return of goods due to quality problems is not limited by time.

III. Return procedure

For returns involving product quality issues, damage, or expiration dates, the Supplier shall retrieve the returned goods within ten days of receiving relevant return orders or their fax copies from the Buyer. If the Supplier fails to retrieve the goods within this period, the Buyer may designate an express courier to return them to the Supplier’s warehouse at the Supplier’s expense. If the Supplier refuses to accept the returned goods and resends them to the Buyer, the Buyer retains the right to dispose of the batch within one month as either returned goods or destroyed items. The Buyer will directly deduct the postage and destruction costs for this batch from the payment, and bears no liability whatsoever.

IV. Other

(I) The payment for the returned goods may be deducted from the pending payment.

(II) The Supplier shall assist the Buyer to control the inventory, speed up the turnover and ensure that the Buyer is not out of stock. If the Buyer has excessive inventory or loss of control under individual circumstances, the Supplier shall actively cooperate with the Buyer to deal with and return the goods.

Article 9 Advertising and promotion

1. The Supplier shall guarantee to assist the Buyer to carry out the same activities when the manufacturer or distributor carries out product promotion or sales incentive activities and the Buyer meets the conditions.

2. The Supplier shall actively participate in various promotional activities held by the Buyer in the store.

3. The Supplier shall not conduct advertising or sales activities under the name of the Buyer, its directly operated stores, or current employees without obtaining written authorization from the Buyer. Should the Supplier engage in such unauthorized actions, it shall compensate the Buyer with RMB 10,000 to 100,000. If such actions also cause adverse effects or losses to the Buyer, the Buyer reserves the right to seek legal recourse for compensation beyond the specified amount. All aforementioned expenses may be directly deducted from the Supplier’s loan account.

Article 10 Notice

1. Notification and Communication between the parties shall be made at the following addresses or any other addresses specified by such party to the other party in writing at least 7 days in advance.

Supplier: Zhejiang Jiuxin Medicine Co., Ltd.

Warehouse address: [***]

Buyer: Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd.

Warehouse address: [***]

2. Notifications and communications between the two parties, if delivered in person, shall be deemed received at the time of such delivery; if sent by fax, shall be deemed received upon transmission by fax; if delivered by mail, shall be deemed received 7 days after the date of posting.

3. If either party needs to change its name, domicile and contact information, it shall notify the other party in writing within 2 days after the change and provide relevant certificates. Otherwise, the loss caused thereby shall be borne by the changing party itself.

Article 11 Obligation of confidentiality

I. Both parties guarantee that neither party shall disclose this Agreement or any confidential information of the other party to any third party or the public in any form without obtaining the written permission of the other party. The confidential information includes but is not limited to the following:

1. The contents of this Agreement;

2. Commercial or technical or operational information obtained from the other party during the performance of this Agreement;

3. New commercial or technical information arising from the performance of this Agreement.

II. Upon termination of this Agreement, either party shall return or destroy the confidential information and materials received to the other party at the request of the other party. Either party is prohibited from carrying out activities that harm the interests of the other party in the name of an individual or company, and any income obtained by the breaching party from such prohibited activities shall belong to the other party, and the breaching partner shall bear the liability for compensation caused thereby.

III. This obligation of confidentiality shall apply to both parties and all employees of both parties.

IV. The term of this confidentiality obligation shall be the period during the performance of this Agreement and three years after the completion of this Agreement.

Article 12 Force Majeure

1. Force majeure refers to the unforeseeable, unavoidable and insurmountable objective conditions, including natural disasters such as earthquake, typhoon, flood and fire, government actions such as policy and law changes, as well as social abnormal events such as strike and war.

2. If this Agreement cannot be performed or cannot be performed as agreed due to force majeure, the party encountering the force majeure shall take effective measures to prevent the expansion of losses, notify the other party in writing within 3 working days from the date of occurrence of the force majeure, and promptly provide relevant certification documents from relevant departments.

3. Neither party shall be liable for the losses caused by force majeure. Both parties shall negotiate whether to continue performing this Agreement within a reasonable time limit.

Article 13 Modification, rescission and termination of the contract

1. Modification of Contract: Neither party shall unilaterally modify this Agreement. If any modification is needed, both parties shall reach a written supplementary agreement.

2. Termination of Contract: Neither party shall unilaterally terminate this Agreement in advance. If either party proposes to terminate this Agreement, it shall obtain the consent of the other party, terminate the Contract through negotiation and compensate the other party for its economic losses.

3. Termination of Contract

(1) both parties reach consensus through consultation on matters related to the termination of the contract;

(2) If either party is unable to perform this Agreement or it is unnecessary to perform this Agreement due to major changes in its production and operation, the terminating party shall notify the other party in writing one month in advance;

(3) The price offered by the Supplier fails to comply with the price policy clause in the contract signed by both parties, and no agreement can be reached through negotiation between both parties;

(4) If the Supplier materially violates its commitments hereunder, resulting in negative impact on the commercial reputation of the Buyer and making it difficult to continue cooperation, the Buyer shall have the right to unilaterally terminate this Agreement and hold the Supplier liable for breach of contract;

(5) If the goods provided by the Supplier are not in conformity with laws and regulations and relevant provisions of government departments, the Buyer shall have the right to unilaterally terminate the contract and may hold the Supplier liable for breach of contract;

(6) If either party provides false commercial information (such as untrue enterprise name, address, etc.) or false commercial materials (such as fake settlement bills, fake tax bills, etc.) in the course of cooperation, the innocent party may terminate the contract, and the faulty party shall compensate the innocent party for corresponding losses;

(7) If this Agreement cannot be performed due to natural disasters, changes in national policies or other force majeure circumstances, neither party shall be liable for breach of contract;

(8) If the goods supplied by the Supplier are eliminated and the supply contract cannot be fulfilled, the Buyer has the right to unilaterally terminate the contract in accordance with Article 7 of this Agreement;

(9) Other termination conditions agreed herein.

Article 14 Liability for breach of contract

1. If the Supplier fails to deliver goods meeting quality standards or provides counterfeit, substandard, deteriorated, or spoiled products that result in complaints from relevant government authorities or customers, the Buyer shall have the right to return the goods. The Supplier shall bear all economic losses incurred thereby. The Buyer may unilaterally terminate this Agreement and reserves the right to claim compensation for good-will damages.

2. If the Supplier delays delivery, delivers less quantity or fails to deliver during the promotion period, it shall compensate the Buyer for a penalty of RMB ____.

3. If the Supplier’s price for goods supplied to the Buyer exceeds the minimum wholesale price for equivalent goods provided to other customers at the location of Buyer or its branch, the Buyer shall have the right to withhold payment for the excess amount. The Supplier shall pay a penalty equal to twice of such excess amount. If the penalty paid by the Supplier is insufficient to compensate for the buyer’s economic losses, the Supplier shall additionally compensate the Buyer for such losses.

4. If the goods supplied by the Supplier to the Buyer are subject to dispute or restriction of ownership, or infringe the intellectual property rights of others, and are sued by a third party, the Supplier shall be responsible for settlement and compensation, and the Supplier shall be liable for any economic losses caused to the Buyer.

5. Both parties agree to abide by the provisions of this Agreement. If either party violates the agreement hereof, the other party shall have the right to terminate the cooperation, and the liable party shall be liable for breach of contract and compensate for the economic losses caused to the other party, including direct losses and indirect losses.

Article 15 Dispute settlement

1. Any dispute arising from the performance of this Agreement between the parties shall be settled through negotiation; if no agreement can be reached through negotiation, both parties shall choose to settle the dispute by litigation in the people’s court where the Buyer is located. During the litigation, both parties shall continue to perform this Agreement except for the matters in dispute.

Article 16 Other

In cases where consumers file claims or lawsuits against the Buyer regarding issues with product details, packaging, or quality of goods supplied by the Supplier, the Buyer shall immediately notify the Supplier. The Supplier must promptly contact the consumer for negotiation and participate in litigation proceedings or cooperate with the Buyer’s defense. If the Buyer is liable for penalties or legal judgments, they retain the right to seek reimbursement from the Supplier. All associated costs including litigation fees, enforcement fees, attorney fees, travel expenses, and appraisal fees incurred by the Buyer shall be borne by the Supplier.

Article 17 Supplementary Provisions

1. Matters not covered herein shall be confirmed in the form of a written supplementary agreement after mutual agreement between both parties. The supplementary agreement shall have the same legal effect as this Agreement.

2. This Agreement shall come into force upon being signed and sealed by legal representatives or authorized representatives of both parties.

3. This agreement has annexes, which have the same effect of this Agreement.

4. This Agreement is executed in three copies, with one copy retained by the Supplier and two copies retained by the Buyer (one for procurement and one for Jiuxin Quality Control) which are equally effective.

5. Special Notice: We have carefully read all the disclaimer clauses in this Agreement and express our understanding and consent to the contents of these clauses.

6. This Agreement shall be valid from February 28, 2025 to February 27, 2028.

BUYER: HANGZHOU JIUZHOU GRAND PHARMACY CHAIN CO., LTD.		SUPPLIER: ZHEJIANG JIUXIN MEDICINE CO., LTD.

[Stamped Seal]		[Stamped Seal]
Buyer Seal:		Supplier Seal:
Telephone:	[***]	Telephone:	[***]
Legal Representative:		Legal Representative:
Date:	February 28, 2025	Date:	February 28, 2025